Exhibit 4.3

LENDINGCLUB CORPORATION

AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

April 16, 2014

LENDINGCLUB CORPORATION

AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of April, 2014, by and among LENDINGCLUB CORPORATION, a Delaware corporation (the “Company”), each of the persons and entities listed on Exhibit A hereto (the “Investors”) and each of the persons listed on Exhibit B hereto (each referred to herein as a “Key Holder” and collectively as the “Key Holders”).

RECITALS

WHEREAS, the Key Holders are the beneficial owners of an aggregate of 6,494,394 shares of the Common Stock of the Company;

WHEREAS, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), Series D Preferred Stock (the “Series D Stock”) and Series E Preferred Stock (the “Series E Stock”), and have also been granted certain first refusal and co-sale rights under that certain Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the Prior Investors dated as of June 1, 2012 (the “Prior Agreement”);

WHEREAS, certain Investors (the “Series F Investors”) have agreed to purchase shares of the Company’s Series F Preferred Stock (the “Series F Stock” and together with the Series A Stock, the Series B Stock, Series C Stock, Series D Stock and the Series E Stock, the “Preferred Stock”) pursuant to that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the Company, the Prior Investors, and the Key Holders hereby agree that the Prior Agreement shall be amended and restated pursuant to Section 6.3 of the Prior Agreement, in its entirety, by this Agreement, and the parties hereto desire to enter into this Agreement in order to grant the Investors certain rights of first refusal and co-sale; and

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of these promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

AGREEMENT

1.	DEFINITIONS.

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; provided, however, that “Affiliate” with respect to those Investors that are Advised Holders (as defined in the Investor Rights Agreement (as defined in the Purchase Agreement)) shall include other funds and accounts managed by the same Advisory Entity (as defined in the Investor Rights Agreement (as defined in the Purchase Agreement)).

1.2 “fully-diluted capitalization” means the number of shares of Common Stock deemed to be outstanding that is the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted, (C) the number of shares of capital stock of the Company which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date and (D) the number of unallocated shares of Common Stock reserved for issuance pursuant to options, warrants or other Common Stock purchase rights issuable pursuant to the 2007 Stock Incentive Plan of the Company.

1.3 “Key Holder Stock” shall mean shares of the Company’s capital stock now owned or subsequently acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are only registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Stock, whether that interest is asserted pursuant to marital property laws or otherwise. The number of shares of Key Holder Stock owned by the Key Holders as of the date hereof is set forth on Exhibit B, which exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Key Holders, but the failure to so amend shall have no effect on such Key Holder Stock being subject to this Agreement.

1.4 “Investor Stock” shall mean the shares of the Company’s Common Stock or Preferred Stock or Common Stock issuable upon conversion thereof now owned or subsequently acquired by the Investors whether or not such securities are only registered in an Investor’s name or beneficially or otherwise legally owned by such Investor.

1.5 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.6 For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Key Holder Stock.

2.	TRANSFERS BY A KEY HOLDER.

2.1 Notice of Transfer. If a Key Holder proposes to Transfer any shares of Key Holder Stock, then the Key Holder shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Investors. The Notice shall describe in reasonable detail the material terms of the proposed Transfer including, without limitation, the number of shares of Key Holder Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant to the provisions of Section 3.1, the Notice shall state under which clause of Section 3.1 the Transfer is being made.

2.2 Foundation Capital, USV and KPCB Rights of First Refusal.

(a) Foundation Capital VI, L.P. and its Affiliates (“Foundation”), Union Square Ventures Opportunity Fund, L.P. and its Affiliates (“USV”) and KPCB and its Affiliates (for purposes of this Section 2.2, KPCB shall mean KPCB and its Affiliates) shall have the right to purchase Key Holder Stock proposed to be Transferred and described in any Notice delivered pursuant to Section 2.1, as follows:

(i) First, until such time as Foundation first holds equity securities of the Company and/or other securities convertible into equity securities of the Company (“Equity Securities”) representing at least twelve percent (12%) of the fully-diluted capitalization of the Company, including securities of the Company purchased or acquired (or to be purchased or acquired) pursuant to Foundation exercising its rights of first refusal hereunder or rights of first offer pursuant to that certain Amended and Restated Investor Rights Agreement dated as of the date hereof (the “Investor Rights Agreement”) (the “Foundation 12% Target Threshold”), Foundation shall have the option to purchase up to all of the shares of Key Holder Stock described in the Notice; provided, in the event that Foundation fails to exercise in full its right of first refusal under this Section 2.2(a)(i) with respect to a particular Transfer of Key Holder Stock described in the Notice and (A) USV has not yet attained the USV 9% Target Threshold (as defined below), then Foundation shall be required to assign all or any portion of, as applicable, any unexercised right in connection with such particular Transfer of Key Holder Shares described in the Notice to USV until USV has attained the USV 9% Target Threshold, (B) USV has attained the 9% Target Threshold at the time of, or as a result of, any assignment pursuant to Section 2.2(a)(i)(A) above, Foundation shall be required to assign all or any portion of, as applicable, any unexercised right in connection with such particular Transfer of Key Holder Shares described in the Notice to USV and KPCB (on an equal basis) until either the USV 12% Termination Threshold (as defined below) is first attained or the KPCB 9% Termination Threshold (as defined below) is first attained, as the case may be, and (C) USV has attained the USV 12% Termination Threshold at the time of, or as a result of, any assignment(s) pursuant to Sections 2.2(a)(i)(A) and/or 2.2(a)(i)(B) above, Foundation shall be required to assign all or any portion of, as applicable, any unexercised right in connection with such particular Transfer of Key Holder Shares described in the Notice to KPCB until the KPCB 9% Termination Threshold is first attained; provided further, that if USV fails to exercise in full its right of first refusal under Sections 2.2(a)(i)(A) or 2.2(a)(i)(B) with such particular Transfer of Key Holder Shares described in the Notice, USV shall be required to assign any unexercised right in connection with such particular Transfer of Key Holder Shares described in the Notice to KPCB until the KPCB

9% Termination Threshold is first attained, and if KPCB fails to exercise in full its right of first refusal under Section 2.2(a)(i)(B) with respect with such particular Transfer of Key Holder Shares described in the Notice, KPCB shall be required to assign any unexercised right in connection with such particular Transfer of Key Holder Shares described in the Notice to USV until the USV 12% Termination Threshold is first attained.

(ii) At all times after Foundation first attains the Foundation 12% Target Threshold and (A) until such time as Foundation first holds Equity Securities representing at least fifteen percent (15%) of the fully-diluted capitalization of the Company, including securities of the Company purchased or acquired (or to be purchased or acquired) pursuant to Foundation exercising its right of first refusal hereunder or right of first offer pursuant to the Investor Rights Agreement (the “Foundation 15% Termination Threshold”) (such period being the “33/33/33 Period”), Foundation shall have the option to purchase up to thirty three and one third percent (33.33%) of the Key Holder Stock described in the Notice and remaining available for purchase after any purchase made by Foundation pursuant to Section 2.2(a)(i) above (the rights of Foundation set forth in Section 2.2(a)(i) and Section 2.2(a)(ii), the “Foundation Rights”), (B) until such time as USV holds Equity Securities representing at least twelve percent (12%) of the fully-diluted capitalization of the Company, including securities of the Company purchased or acquired (or to be purchased or acquired) pursuant to USV exercising its right of first refusal hereunder or right of first offer pursuant to the Investor Rights Agreement (the “USV 12% Termination Threshold”), USV shall have the option to purchase up to thirty three and one third percent (33.33%) of the Key Holder Stock described in the Notice and remaining available for purchase after any purchase made by Foundation pursuant to Section 2.2(a)(i), (C) until such time as KPCB holds Equity Securities representing at least nine percent (9%) of the fully-diluted capitalization of the Company, including securities of the Company purchased or acquired (or to be purchased or acquired) pursuant to KPCB exercising its right of first refusal hereunder or right of first offer pursuant to the Investor Rights Agreement (the “KPCB 9% Termination Threshold”), KPCB shall have the option to purchase up to thirty three and one third percent (33.33%) of the Key Holder Stock described in the Notice and remaining available for purchase after any purchase made by Foundation pursuant to Section 2.2(a)(i) above; provided, further, that during the 33/33/33 Period, each of Foundation, USV and KPCB shall be required to assign all or any portion of, as applicable, any respective unexercised right pursuant to this Section 2.2(a)(ii) in connection with such Key Holder Stock being offered pursuant to a particular proposed Transfer to the other two parties (on an equal basis) until either the Foundation 15% Termination Threshold, the USV 12% Termination Threshold or the KPCB 9% Termination Threshold is first attained, as the case may be, and thereafter, each of Foundation, USV and KPCB shall be required to assign all or any portion of, as applicable, any respective unexercised right pursuant to this Section 2.2(a)(ii) in connection with such particular Transfer of Key Holder Shares described in the Notice and remaining available for purchase after any purchase by either Foundation, USV or KPCB, as applicable, to the final remaining party until the Foundation 15% Termination Threshold, the USV 12% Termination Threshold or the KPCB 9% Termination Threshold is first attained, as the case may be.

(iii) Third, at all times after the Foundation 15% Termination Threshold is first attained and until such time as USV first holds Equity Securities representing at least nine percent (9%) of the fully-diluted capitalization of the Company, including securities of the Company purchased or acquired (or to be purchased or acquired) pursuant to USV exercising its right of first refusal hereunder or right of first offer pursuant to the Investor Rights Agreement (the “USV 9% Target Threshold”), USV shall have the right, but not the obligation, to elect to purchase up to all of the remaining shares of Key Holder Stock described in the Notice and not otherwise purchased by Foundation pursuant to the Foundation Rights, and/or KPCB pursuant to the KPCB right set forth in Section 2.2(a)(ii), and/or USV pursuant to the USV right set forth in Section 2.2(a)(ii); provided, further, USV shall be required to assign any unexercised right pursuant to this Section 2.2(a)(iii) in connection with such particular Transfer of Key Holder Shares described in the Notice to KPCB until the KPCB 9% Termination Threshold is first attained.

(iv) Fourth, at all times after the Foundation 15% Termination Threshold is first attained and after the USV 9% Target Threshold is first attained and (A) until such time as the USV 12% Termination Threshold is first attained (such period of time being the “50/50 Period”), USV shall have the right, but not the obligation, to elect to purchase up to fifty percent (50%) of any remaining shares of Key Holder Stock described in the Notice and not otherwise purchased by Foundation pursuant to the Foundation Rights and/or KPCB pursuant to the KPCB right set forth in Section 2.2(a)(ii) and/or USV pursuant to the USV right set forth in Section 2.2(a)(ii) and Section 2.2(a)(iii) (all of the rights of USV set forth in Section 2.2(a)(ii), Section 2.2(a)(iii) and Section 2.2(a)(iv) are referred to as the “USV Rights”) and (B) until the KPCB 9% Termination Threshold is first attained, KPCB shall have the right, but not the obligation, to purchase to up to fifty percent (50%) of any remaining shares of Key Holder Stock described in the Notice and not otherwise purchased by Foundation pursuant to the Foundation Rights, USV pursuant to the USV Rights and/or KPCB pursuant to the KPCB right set forth in Section 2.2(a)(ii); provided, further, that during the 50/50 Period, each of USV and KPCB shall be required to assign all or any portion of, as applicable, any respective unexercised right pursuant to this Section 2.2(a)(iv) in connection with such Key Holder Stock being offered pursuant to a particular proposed Transfer to the other party until either the USV 12% Termination Threshold is first attained or the KPCB 9% Termination Threshold is first attained, as the case may be.

(v) Fifth, at all times after Foundation first attains the Foundation 15% Termination Threshold and after USV first attains the USV 12% Termination Threshold, and until such time as KPCB first attains the KPCB 9% Termination Threshold, KPCB shall have the right, but not the obligation, to elect to purchase all of the remaining shares of Key Holder Stock described in the Notice and not otherwise purchased by it pursuant to Section 2.2(a)(ii) or Section 2.2(a)(iv) or Foundation pursuant to the Foundation Rights or USV pursuant to the USV Rights (all of the rights of KPCB set forth in Section 2.2(a)(ii), Section 2.2(a)(iv) and Section 2.2(a)(v) are referred to as the “KPCB Rights”).

(b) The Foundation Rights shall be exercised by written notice signed by a duly authorized representative of Foundation (“Foundation Notice”) and delivered to the Key Holder within a period of ten (10) days following delivery of the Notice. The USV Rights shall be exercised by written notice signed by a duly authorized representative of USV (“USV Notice”) and delivered to the Key Holder within a period of ten (10) days following delivery of the Notice. The KPCB Rights shall be exercised by written notice signed by a duly authorized representative of KPCB (“KPCB Notice”) and delivered to the Key Holder within a period of ten (10) days following delivery of the Notice. Foundation, USV and KPCB shall effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than ten (10) days after delivery of the Foundation Notice, USV Notice or KPCB Notice, as applicable, and at such time the Key Holder shall deliver to Foundation, USV or KPCB, as applicable, the certificate(s) representing the Key Holder Stock to be purchased by Foundation, USV or KPCB, each certificate to be properly endorsed for transfer.

(c) (i) The Foundation Rights described in this Section 2.2 shall terminate immediately upon Foundation first attaining the Foundation 15% Termination Threshold, (ii) the USV Rights described in this Section 2.2 shall terminate immediately upon Foundation first attaining the USV 12% Termination Threshold and (iii) the KPCB Rights described in this Section 2.2 shall terminate immediately upon KPCB first attaining the KPCB 9% Termination Threshold; and no parties’ rights under this Section 2.2 will revive if such party’s percentage holdings of Equity Securities shall subsequently decline below the applicable threshold; provided that, for the avoidance of doubt, in no event shall the foregoing preclude any such party from assigning any unexercised right to purchase Unsubscribed Shares in accordance with the terms of Sections 2.2(a)(i) through 2.2(a)(iv).

(d) For the avoidance of doubt, the rights of first refusal of Foundation, USV and KPCB described in this Section 2.2 shall supersede (i) the Company’s right to purchase Key Holder Stock pursuant to Section 2.3 below, (ii) any other Investor’s right to purchase Key Holder Stock pursuant to Section 2.4 below and (iii) the right of first refusal provisions of any other agreements to which the Key Holders are a party.

2.3 Company Right of First Refusal. In the event that Foundation, USV and KPCB do not elect to purchase all of the Key Holder Stock described in the Notice pursuant to Section 2.2, the Key Holder shall promptly give written notice (the “Second Notice”) to the Company and each of the Investors, which shall set forth the number of shares of Key Holder Stock to be transferred that were not purchased by Foundation, USV or KPCB. The Company shall then have the right, exercisable upon written notice to the Key Holder (the “Company Notice”) within ten (10) days after the delivery of the Second Notice, to purchase shares of the Key Holder Stock subject to the Second Notice and on the same terms and conditions as set forth therein. The Company shall effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than ten (10) days after delivery of the Company Notice, and at such time the Key Holder shall deliver to the Company the certificate(s) representing the Key Holder Stock to be purchased by the Company, each certificate to be properly endorsed for transfer. The Key Holder Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company’s Common Stock. Notwithstanding anything to the contrary contained in Sections 2.2 and 2.3, in the event a Key Holder proposes to Transfer any shares of Key Holder Stock after the termination of the Foundation Rights pursuant to Section 2.2(c)(i), the termination of the USV Rights pursuant to Section 2.2(c)(ii) and the termination of the KPCB Rights pursuant to Section 2.2(c)(iii), upon any such proposed Transfer (i) the Company shall have the initial purchase right to such Key Holder Stock and (ii) the Company’s purchase right shall be exercisable by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Key Holder within a thirty (30) day period following the receipt of any such Notice described in Section 2.1; provided, that pursuant to Section 3.8 of the Investor Rights Agreement, in the event the Company elects not to exercise any right of first refusal as set forth herein the Company may have on a proposed transfer of any Key Holder

Stock, by contract or otherwise, the Company shall, unless otherwise prohibited by applicable law, assign such right of first refusal or right of first offer to each Major Investor (as defined in the Investor Rights Agreement).

2.4 Investor Right of First Refusal.

(a) In the event that Foundation, USV, KPCB or the Company do not elect to purchase all of the Key Holder Stock available pursuant to Section 2.2 or Section 2.3, respectively, the Key Holder shall promptly give written notice (the “Third Notice”) to each of the Investors, which shall set forth the number of shares of Key Holder Stock that were not purchased by Foundation, USV, KPCB and the Company or its assignees. Each Investor shall then have the right, exercisable upon written notice to the Key Holder (the “Investor Notice”) within ten (10) days after the receipt of the Third Notice, to purchase its pro rata share of the Key Holder Stock subject to the Third Notice and on the same terms and conditions as set forth therein; provided, however, that solely to the extent the Foundation Rights, the USV Rights and KPCB Rights set forth in Section 2.2 apply to any proposed transfer of Key Holder Stock, none of Foundation, USV or KPCB shall have the right to purchase any Key Holder Stock pursuant to this Section 2.4 (it being understood that, if Foundation, USV or KPCB waives its rights under Section 2.2 or to the extent the Foundation Rights, the USV Rights and KPCB Rights, respectively, do not apply to any proposed transfer of Key Holder Stock, Foundation, USV and/or KPCB, as applicable, shall be treated as an Investor pursuant to this Section 2.4(a)). Except as set forth in Section 2.4(c), the Investors who so exercise their rights (the “Participating Investors”) shall effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than ten (10) days after delivery of the Investor Notice, and at such time the Key Holder shall deliver to the Participating Investors the certificate(s) representing the Key Holder Stock to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

(b) Each Investor’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Third Notice and (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Investor at the time of the Notice, and the denominator of which is the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock at the time of the Notice held by all Investors; provided, however, that solely to the extent the Foundation Rights, USV Rights and the KPCB Rights set forth in Section 2.2 apply to any proposed transfer of Key Holder Stock, any shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock at the time of the Third Notice held by Foundation, USV and/or KPCB, as applicable, shall not be included in the denominator of such fraction (it being understood that, if Foundation, USV or KPCB waives its rights under Section 2.2 or to the extent the Foundation Rights, the USV Rights and the KPCB Rights, respectively, do not apply to any proposed transfer of Key Holder Stock, any shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock at the time of the Third Notice held by Foundation, USV and/or KPCB, as applicable, shall be included in the denominator of such fraction).

(c) In the event that not all of the Investors elect to purchase their pro rata share of the Key Holder Stock pursuant to Section 2.4(a), then the Key Holder shall promptly give written notice to each of the Participating Investors (the “Overallotment Notice”), which shall set forth the number of shares of Key Holder Stock not purchased by the other Investors pursuant to Section 2.4(a), and shall offer such Participating Investors the right to acquire such unsubscribed shares. Each Participating Investor shall have five (5) days after receipt of the Overallotment Notice to deliver a written notice to the Key Holder (the “Participating Investors Overallotment Notice”) indicating the number of unsubscribed shares that such Participating Investor desires to purchase, and each such Participating Investor shall be entitled to purchase such number of unsubscribed shares on the same terms and conditions as set forth in the Third Notice. In the event that the Participating Investors desire, in the aggregate, to purchase in excess of the total number of available unsubscribed shares, then the number of unsubscribed shares that each Participating Investor may purchase shall be reduced on a pro rata basis. For purposes of this Section 2.4(c) the denominator described in clause (ii) of subsection 2.4(b) above shall be the total number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Participating Investors at the time of the Investor Notice. The Participating Investors shall then effect the purchase of the Key Holder Stock, including payment of the purchase price, not more than ten (10) days after delivery of the Participating Investors Overallotment Notice, and at such time, the Key Holder shall deliver to the Investors the certificates representing the Key Holder Stock to be purchased by the Participating Investors, each certificate to be properly endorsed for transfer.

2.5 Right of Co-Sale.

(a) In the event Foundation, USV, KPCB, the Company or its assignees and the Investors fail to timely exercise their respective rights to purchase all of the Key Holder Stock pursuant to Sections 2.2, 2.3 and 2.4 hereof, the Key Holder shall deliver to the Company and each Investor not exercising its rights of first refusal pursuant to Sections 2.2 or 2.4 above written notice (the “Co-Sale Notice”) that each such Investor shall have the right, exercisable upon written notice to such Key Holder with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer on the same terms and conditions. Such notice shall indicate the maximum number of shares of Investor Stock determined under Section 2.5(b) that such Investor may elect to sell under his or her right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Key Holder Stock that such Key Holder may sell in the transaction shall be correspondingly reduced.

(b) Each Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Key Holder Stock covered by the Co-Sale Notice and not purchased by Foundation, USV, KPCB, the Company or its assignees or the Investors pursuant to Section 2.2, 2.3 or 2.4 by (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by such Investor at the time of the Notice and the denominator of which is the total number of shares of Common Stock held by such Key Holder (excluding shares purchased by Foundation, USV, KPCB, the Company or its assignees and the Investors pursuant to Sections 2.2, 2.3 and 2.4) plus the number of shares of Common Stock issued or issuable upon the conversion or exercise of

Preferred Stock or other rights to acquire shares of Common Stock held by all Investors at the time of the Notice. If not all of the Investors elect to sell their shares of Common Stock proposed to be transferred within said fifteen (15) day period, then the Key Holder shall promptly notify in writing the Investors who do so elect and shall offer such Investors the additional right to participate in the sale of such additional shares of Key Holder Stock proposed to be transferred on the same percentage basis as set forth above in this Section 2.5(b); provided, however, that any issued or issuable shares held by Investors who are not Co-Sale Participants shall not be included in the denominator of such fraction. The Investors shall have five (5) days after receipt of such notice to notify the Key Holder in writing with a copy to the Company of its election to sell all or a portion thereof of the unsubscribed shares.

(c) Each Investor who elects to participate in the Transfer pursuant to this Section 2.5 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Key Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of Common Stock which such Co-Sale Participant elects to sell; or

(ii) that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Co-Sale Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in Section 2.5(c)(i) above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the purchaser.

(d) The stock certificate or certificates that the Co-Sale Participant delivers to such Key Holder pursuant to Section 2.5(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Key Holder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Key Holder shall not sell to such prospective purchaser or purchasers any Key Holder Stock unless and until, simultaneously with such sale, such Key Holder shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e) The exercise or non-exercise of the rights of any Investor hereunder to participate in one or more Transfers of Key Holder Stock made by any Key Holder shall not adversely affect his right to participate in subsequent Transfers of Key Holder Stock subject to Section 2.

(f) To the extent that the Investors do not elect to participate in the sale of the Key Holder Stock subject to the Co-Sale Notice, such Key Holder may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Key Holder Stock covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Co-Sale Notice. Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Key Holder Stock by a Key Holder, shall again be subject to the first refusal and co-sale rights of the Company and/or Investors and shall require compliance by a Key Holder with the procedures described in this Section 2.

(g) Each Key Holder and holder of Common Stock listed on Schedule I attached hereto (each, a “Seed Investor”) hereby agrees that, in the event that any Seed Investor who has previously been granted co-sale rights, wishes to exercise such rights, any such additional shares of Common Stock held by such Seed Investor will solely reduce the aggregate number of shares of Key Holder Stock that a Key Holder may sell after the participation of the Investors as set forth in this Section 2. For the avoidance of doubt, the number of shares of Common Stock issued or issuable upon the conversion or exercise of the Preferred Stock held by Co-Sale Participants shall not be reduced as a result of the inclusion of such Seed Investors in the Transfer.

3.	EXEMPT TRANSFERS.

3.1 Notwithstanding the foregoing, the first refusal and co-sale rights set forth in Section 2 above shall not apply to (i) any transfer or transfers by a Key Holder which in the aggregate, over the term of this Agreement, including any amendments hereto, amount to no more than five percent (5%) of the shares of Key Holder Stock held by a Key Holder as of the date hereof (as adjusted for stock splits, dividends and the like), (ii) any transfer without consideration to the Key Holder’s ancestors, descendants, spouse, Affiliates or to trusts for the benefit of such persons or the Key Holder, (iii) any transfer or transfers by a Key Holder to another Key Holder (the “Transferee-Key Holder”) so long as the Transferee-Key Holder is, at the time of the transfer, employed by or acting as a consultant or director of the Company, and (iv) all future transfers of shares that were transferred pursuant to a tender offer in which KPCB Holdings, Inc. acquired certain shares of Key Holder Stock; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii), (iii), or (iv), (A) the Key Holder, other than in connection with any transfers of Key Holder Stock made in connection with the Tender Offer, shall inform the Investors of such transfer prior to effecting it and (B) the transferee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement, as if it were an original Key Holder hereunder, including without limitation Section 2. Such transferred Key Holder Stock shall remain “Key Holder Stock” hereunder, and such pledgee, transferee or donee shall be treated as the “Key Holder” for purposes of this Agreement, except that such transferee may not transfer shares pursuant to Section 3.1(i) hereof.

3.2 Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Key Holder Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

3.3 Subject to the Foundation Rights, the USV Rights and the KPCB Rights and the obligations described in Section 3.4 below, this Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Key Holder pursuant to (i) a stock restriction agreement or other agreement between the Company and the Key Holder and (ii) any right of first refusal set forth in the Bylaws of the Company.

3.4 In the event the Company may exercise any right of first refusal or repurchase right (other than rights to repurchase Common Stock from employees, officers, directors, consultants or other persons performing services for the Company at cost upon the occurrence of certain events, such as the termination of employment or service) with respect to any of the Company’s outstanding capital stock by contract or otherwise (in each case, a “Company Repurchase Option”), the Company shall, to the extent it may do so pursuant to such instrument, assign such Company Repurchase Option to Foundation, USV and/or KPCB to the extent necessary to permit Foundation, USV and/or KPCB and their respective Affiliates to attain the Foundation 15% Termination Threshold, USV 12% Termination Threshold or the KPCB 9% Termination Threshold, as applicable, subject to the following provisions:

(a) Upon the occurrence of each event giving rise to a Company Repurchase Option, the Company shall give Foundation, USV and KPCB written notice (the “Company Repurchase Option Notice”) of the occurrence of such event, describing the number of shares of capital stock subject to such Company Repurchase Option, the price and the general terms upon which the Company may elect to repurchase such shares of capital stock. Foundation, USV and KPCB shall each have fifteen (15) days after any such Company Repurchase Option Notice is mailed or delivered to it to elect to purchase that portion of the shares of capital stock described in the Company Repurchase Option Notice as it would be entitled to purchase were the repurchase of such shares subject to Section 2.2 hereof, for the price and upon the terms specified in the Company Repurchase Option Notice, by giving written notice to the Company.

(b) If Foundation, USV or KPCB gives the Company written notice that it desires to purchase a portion of such shares within such fifteen (15) day period, then the Company shall take such actions as may be necessary to assign all or any portion (as necessary to accommodate Foundation’s, USV’s and/or KPCB’s election and facilitate the transaction, including any by provision of any necessary Company consents, stock transfers, waivers or other such accommodations) of the Company Repurchase Option to Foundation, USV and/or KPCB. Any shares purchased by Foundation, USV and/or KPCB pursuant to the assignment of the Company’s Repurchase Option will not be cancelled on the books and records of the Company and will be promptly transferred and, if necessary, issued by the Company (or its transfer agent) upon the Company’s receipt of notice of the closing of the purchase and sale of the shares by Foundation, USV and/or KPCB.

(c) If either Foundation, USV or KPCB fails to purchase all or any portion of such shares within fifteen (15) days following the Company’s assignment of the Company Repurchase Option to it, then the assignment of the Company Repurchase Option shall automatically lapse and the Company may repurchase that portion of the shares of capital stock that Foundation, USV or KPCB failed to purchase by exercising the option set forth in this Section 3.4.

(d) The Company’s obligation under this Section 3.4 (i) as to Foundation, shall terminate immediately upon Foundation collectively first attaining the Foundation 15% Termination Threshold, (ii) as to USV, shall terminate immediately upon USV collectively first attaining the USV 12% Termination Threshold and (iii) as to KPCB, shall terminate immediately upon KPCB attaining the KPCB 9% Termination Threshold. The provisions of this Section 3.4 shall not be applicable to any public offering of the securities of the Company.

4.	PROHIBITED TRANSACTIONS; PROHIBITED TRANSFERS; VOIDABILITY.

4.1 Call Option. In the event of a prohibited transfer in violation of Sections 2.2, 2.3 and/or 2.4 hereof (a “Prohibited Transaction”), the Company and/or Investors shall have the option, in addition to all other remedies it may have, to send to such Key Holder the purchase price for such Key Holder Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books the certificate or certificates representing the Key Holder Stock to be transferred. In the event of a Prohibited Transaction, the Company and/or Investors shall be entitled to purchase from the Key Holder the number of shares that the Company and/or Investors would be entitled to purchase had such Prohibited Transaction been effected in accordance with Sections 2.2, 2.3 and/or 2.4, on the following conditions:

(a) the price per share at which the shares are to be purchased by the Company and/or Investor shall be equal to the price per share paid to such Key Holder by the third party purchaser or purchasers of such Key Holder Stock that is subject to the Prohibited Transaction; and

(b) the Key Holder effecting such Prohibited Transaction shall reimburse the Company and/or Investor for any expenses, including legal fees and expenses, incurred in effecting such purchase.

4.2 Put Option.

(a) In the event that a Key Holder should Transfer any Key Holder Stock in contravention of the co-sale rights of each Investor under Section 2.5 of this Agreement (a “Prohibited Transfer”), each Investor, shall have the put option provided below, and such Key Holder shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Key Holder the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to Transfer to the purchaser under Section 2.5 hereof had the Prohibited Transfer been effected pursuant to, and in compliance with, the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Key Holder shall be equal to the price per share paid by the purchaser to such Key Holder in such Prohibited Transfer. The Key Holder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Investor’s rights under Section 2.5.

(ii) Within ninety (90) days after the date on which an Investor received notice of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Key Holder the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer.

(iii) Such Key Holder shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(b)(i), in cash or by other means acceptable to the Investor.

4.3 Voidability of Transfer. Notwithstanding the foregoing, any purported Transfer by a Key Holder of Key Holder Stock in violation of Section 2 and/or Section 3 hereof shall be voidable at the option of the holders of fifty five percent (55%) of the Investor Stock if the holders of fifty five percent (55%) of the Investor Stock do not elect to exercise the call or put option set forth in this Section 4, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority of the Investor Stock.

4.4 Limitation of Remedies. In the event that any Investor chooses to exercise either of the options set forth in Sections 4.1 or 4.2 with respect to a particular Prohibited Transaction or Prohibited Transfer, and such election and option are fully complied with, such Investor shall be prohibited from exercising the other option, if applicable, and shall have no other remedies as may be available at law, in equity or hereunder, with respect to such Prohibited Transaction or Prohibited Transfer.

5.	LEGEND.

5.1 Each certificate representing shares of Key Holder Stock now or hereafter owned by the Key Holder or issued to any person in connection with a Transfer pursuant to Section 3.1 hereof shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN SOME CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

5.2 The Key Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed at the request of any Key Holder following termination of this Agreement.

6.	MISCELLANEOUS.

6.1 Conditions to Exercise of Rights. Exercise of the Investors’ rights under this Agreement shall be subject to and conditioned upon, and the Key Holders and the Company shall use their commercially reasonable efforts to assist each Investor in, compliance with applicable laws.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as applied to agreements among California residents entered into and performed entirely within California. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Francisco, California.

6.3 Amendment. Any provision of this Agreement may be amended or modified and/or the observance thereof may be waived, or this Agreement terminated, only with the written consent of (i) the Company, (ii) as to the Investors, persons holding at least fifty five percent (55%) of the Common Stock issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by the Investors and their assignees pursuant to Section 6.5 hereof, and (iii) as to the Key Holders, only by the holders of a majority of the Key Holder Stock held by the Key Holders then providing services to the Company as an officer, employee or consultant; provided, however, that (y) no consent of any Key Holder shall be necessary for any amendment and/or restatement which merely includes additional holders of Preferred Stock or other preferred stock of the Company as “Investors” as parties hereto or other employees of the Company as “Key Holders” and parties hereto and does not otherwise materially increase such Key Holders’ obligations hereunder other than the change in the number of shares determined by Sections 2.4 and/or 2.5 hereof as a result of the addition of such additional holder; and (z) Section 2.2 and Section 3.4 of this Agreement shall not be amended or waived without the written consent of Foundation with respect to its rights thereunder, USV with respect to its rights thereunder and KPCB with respect to its rights thereunder. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6.3 shall be binding upon each Investor, its successors and assigns, the Company and each of the Key Holders. No consent of any party hereto shall be necessary to include as a party to this Agreement any transferee required to become a party hereto pursuant to Section 3.1 hereof.

6.4 New Investors. Notwithstanding anything herein to the contrary (including Section 6.3), if additional parties become holders of Series F Stock (with such new holders of Series F Stock hereinafter referred to as “New Investors”) pursuant to (i) Section 2.2 of the Purchase Agreement or (ii) the Interest Purchase Agreement to be entered into by and among the Company, Springstone Financial, LLC, a Delaware limited liability company, Premier Payment Solutions, Inc., a Massachusetts corporation, NBT Capital Corporation, a New York corporation and James P. Donovan as the PPS Agent on or around the date hereof (the “IPA”), each such New Investor shall become a party to this Agreement as an “Investor” hereunder, without the need of obtaining any consent, approval or signature of any Investor when such New Investor has both: (a) become holders of Series F Stock by (i) having purchased shares of Series F Stock under the Purchase Agreement and having paid the Company all consideration payable for such shares or (ii) having received shares of Series F Stock pursuant to the IPA and (b) executed one or more counterpart signature pages to this Agreement as an “Investor,” with the Company’s consent.

6.5 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

6.6 Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) a Qualified Public Offering (as defined in the Company’s Restated Certificate of Incorporation, as amended and/or restated from time to time (the “Restated Certificate”)); or

(b) the date of the closing of an Acquisition or Asset Transfer (each as defined in the Restated Certificate).

6.7 Ownership. Each Key Holder represents and warrant that (i) he, she or it is the sole legal and beneficial owner of those shares of Key Holder Stock that he, she or it currently holds subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares; (ii) such shares of Key Holder Stock are not subject to any lien, charge, pledge, claim, restrictions on transfer, mortgage, security interest, or title defect or other encumbrance of any sort or to any rights of first refusal of any kind other than as contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by such Key Holder and constitutes the valid and binding obligation of such Key Holder enforceable in accordance with its terms; (iv) the execution and delivery by the Key Holder of, and the performance by the Key Holder of its obligations under, this Agreement will not contravene any provision of applicable law, or any agreement or other instrument binding upon such Key Holder or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such Key Holder; and (v) no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party, including a party to any agreement with the Key Holder, is required by or with respect to such Key Holder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company shall not issue shares of its Common Stock, or grant any option or warrant to purchase Common Stock, to any person or entity if such issuance or grant would result in such person or entity holding at least one percent (1%) of the capital stock of the Company (calculated on a fully-diluted as-converted to Common Stock basis) unless such person or entity becomes a party to this Agreement (or agrees to become a party to this Agreement upon the exercise of such option or warrant) as a Key Holder.

6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 71 Stevenson, Suite 300, San Francisco, CA 94105, Attention: General Counsel and a copy (which shall not constitute notice) shall also be sent to Fenwick & West, LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041 Attention: Cynthia Clarfield Hess and to each Investor and Key Holder at the address set forth on the exhibits attached hereto or at such other address, facsimile number or electronic mail address as the Company, Investor or Key Holder may designate by ten (10) days advance written notice to the other parties hereto. For purposes of this Section 6.8, a “business day” means a weekday on which banks are open for general banking business in San Francisco, California.

6.9 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent legally possible, the same economic, business or other purposes of the invalid, illegal or unenforceable provision. A court of competent jurisdiction may replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision.

6.10 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.11 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

6.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., .pdf format) and which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.13 Affiliates; Aggregation of Stock. All rights of any Investor hereunder may be assigned or apportioned by such Investor to or among its Affiliates in any manner such Investor deems appropriate and all shares of Investor Stock held or acquired by Investor Affiliates shall be aggregated together for purposes of determining the availability of rights under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

LENDINGCLUB CORPORATION

By:	/S/ RENAUD LAPLANCHE

Name:	Renaud Laplanche
Title:	President & CEO

KEY HOLDER:

/S/ RENAUD LAPLANCHE
Renaud Laplanche

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

By:

Name:

Title: